EX-99.1
NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS COMPLETES PURCHASE OF COMMUNITIES

SEATTLE, WA,  April 03, 2008 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has closed on its previously announced transaction to acquire 24 communities for a purchase price of $305.0 million, excluding closing costs.  The Company financed this transaction through mortgage debt of approximately $241.9 million originated by Capmark Finance, Inc. through a Fannie Mae Credit Facility with an interest rate of 5.9%, and seller provided debt of $30.0 million with an interest rate of 7.25%.  In addition, the seller agreed to a 12-month extension on an existing $21.4 million note originally maturing in March 2008.  The Company expects to incur a one-time charge of approximately $9.0 million for prepayment penalties on the previous financing structure.

This portfolio includes a related memory loss community which was financed separately with variable debt financing of $8.0 million originated by Capmark Finance.  Interest is based on LIBOR plus 265 basis points.

As part of the terms of the transaction, the Company also secured the ability to borrow up to an additional $11.0 million based on portfolio performance.

This transaction will increase the Company’s portfolio of owned properties to 131, or 51.2% of the total consolidated portfolio.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 289 communities in 37 states representing capacity for approximately 24,822 units and 29,692 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.